UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     PERETZ                          MARTIN                H.
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   (Last)                           (First)             (Middle)

     C/O THE CLARK ESTATES, INC. 1 ROCKEFELLER PLAZA
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                                    (Street)

     NEW YORK                         NY                 10020-2102
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     THESTREET.COM (TSCM)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     MAY/2000

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5.   If Amendment, Date of Original


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                              4.                              5.                Owner-
                                                              Securities Acquired (A) or      Amount of         ship
                                                 3.           Disposed of (D)                 Securities        Form:     7.
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially      Direct    Nature of
                                   2.            Code         ------------------------------- Owned at End      (D) or    Indirect
1.                                 Transaction   (Instr. 8)                   (A)             of Month          Indirect  Beneficial
Title of Security                  Date          ------------     Amount      or     Price    (Instr. 3         (I)       Ownership
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)             and 4)            (Instr.4) (Instr. 4)
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

COMMON STOCK                       5/1/00         P               15,000      A      $7.7500                    I         *
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COMMON STOCK                                      P               50,000      A      $7.6876                    I         *
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COMMON STOCK                       5/4/00         P                  100      A      $6.7895                    I         *
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COMMON STOCK                                      P                  100      A      $6.8125                    I         *
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COMMON STOCK                                      P                1,100      A      $6.8750                    I         *
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COMMON STOCK                                      P                  400      A      $6.9375                    I         *
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COMMON STOCK                                      P                1,400      A      $7.00                      I         *
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COMMON STOCK                       5/5/00         P                  500      A      $6.8829                    I         *
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COMMON STOCK                                      P                9,500      A      $7.00       78,100         I         *
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* By family limited partnership.  Includes shares as to which Reporting Person disclaims beneficial ownership.


                                                                                                                6.
                                                              4.                              5.                Owner-
                                                              Securities Acquired (A) or      Amount of         ship
                                                 3.           Disposed of (D)                 Securities        Form:     7.
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially      Direct    Nature of
                                   2.            Code         ------------------------------- Owned at End      (D) or    Indirect
1.                                 Transaction   (Instr. 8)                   (A)             of Month          Indirect  Beneficial
Title of Security                  Date          ------------     Amount      or     Price    (Instr. 3         (I)       Ownership
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)             and 4)            (Instr.4) (Instr. 4)
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

COMMON STOCK                       5/1/00         P                5,000      A      $7.00       73,618         I         BY TRUST
                                                                                                                          FOR
                                                                                                                          REPORTING
                                                                                                                          PERSON
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COMMON STOCK                                      P                5,000      A      $7.00       79,089         I         BY TRUST
                                                                                                                          FOR SPOUSE
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COMMON STOCK                                      P                3,000      A      $7.00        4,000         I         BY TRUST
                                                                                                                          FOR CHILD
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COMMON STOCK                                      P                5,000      A      $7.00       18,174         I         BY TRUST
                                                                                                                          FOR GRAND-
                                                                                                                          CHILDREN
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COMMON STOCK                                      P                5,000      A      $7.00       18,174         I         BY TRUST
                                                                                                                          FOR GRAND-
                                                                                                                          CHILDREN
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COMMON STOCK                                                                                  2,430,508         I         BY PERETZ
                                                                                                                          PARTNERS
                                                                                                                          L.L.C.
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COMMON STOCK                                                                                    152,474         D
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COMMON STOCK                                                                                      1,000         I         BY TRUST
                                                                                                                          FOR CHILD
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COMMON STOCK                                                                                      1,000         I         BY TRUST
                                                                                                                          FOR CHILD
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COMMON STOCK                                                                                      1,000         I         BY TRUST
                                                                                                                          FOR CHILD
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  reporting  person,  SEE  Instruction
     4(b)(v).


                                                                          (Over)
                                                                (SEC 1474 (3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:


/S/ KEVIN MOORE                                          6/7/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** By power of attorney dated May 23, 1991 filed together with Form 4 amendment dated April 5, 2000.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


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